Exhibit 10.2
VOTING AGREEMENT

This VOTING AGREEMENT ("Agreement") is made and entered on July 12, 2007 (the “Effective Date”) by and between Lucayan Oil and Gas Investments, Ltd. (“LOGI”) and Texhoma Energy, Inc. a Nevada corporation (“Texhoma”), each individually a “Party,” and collectively the “Parties.”

WITNESSETH:

WHEREAS, LOGI currently holds 18,174,000 shares of the common stock of Texhoma (the “Texhoma Common Stock”);

WHEREAS, Texhoma previously appointed William M. Simmons and Daniel Vesco as Directors of Texhoma (the “Directors”), which Directors require LOGI to enter into this Voting Agreement (and a previous Voting Agreement, between various other shareholders of Texhoma) in connection with their agreeing to serve as Directors of Texhoma; and

WHEREAS, the Parties desire to set forth in writing certain rights and restrictions, including, without limitation, voting rights with respect to the Texhoma Common Stock owned by LOGI.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Stock.  The shares of Texhoma Common Stock of Texhoma owned by LOGI and made a part of this Agreement as set forth on the signature page hereof, shall be referred to herein as the "Stock".

2.           Voting. Subject to Section 4 below, LOGI agrees that it will not vote the Shares which it holds for (i.e. in favor of) the removal of any of the Directors for the Term of this Agreement.  LOGI also agrees that in the event of any shareholder vote of Texhoma (either by Board Meeting, a Consent to Action with Meeting, or otherwise) relating to the removal of the Directors; the re-election of the Directors; and/or the increase in the number of directors of Texhoma during the Term of this Agreement, that LOGI will vote its Shares against the removal of the Directors; for the re-election of such Directors; and/or vote against the increase in the number of directors of Texhoma, without the unanimous consent of the Directors, respectively.

3.           Shares Subject to Agreement. Any additional shares of Texhoma’s Common Stock or other voting securities, or the voting rights relating thereto, of Texhoma that may be owned, held or subsequently acquired in any manner, legally or beneficially, directly or indirectly, of record or otherwise, by LOGI at any time during the term of this Agreement as a result of the ownership of the Stock that is referred to in this Agreement whether issued incident to any stock split, stock dividend, increase in capitalization, recapitalization, merger, consolidation, reorganization, or other transaction, shall be included within the term "Stock" as used herein and shall be subject to the terms of this Agreement; however such term shall not apply to 4,000,000 shares of the aggregate of 18,174,000 shares of common stock of Texhoma held by LOGI, and LOGI shall be able to vote such shares as its desires in its sole determination without any regard to the terms and conditions of this Agreement.

        Voting Agreement with LOGI
        Regarding the Common Stock of
        Texhoma Energy, Inc.

4.           Breach of Fiduciary Duties.  In the event that either of the Directors breaches his fiduciary duty to Texhoma, including, but not limited to such Director’s conviction of an act or acts constituting a felony or other crime involving moral turpitude, dishonesty, theft or fraud; such Director’s gross negligence in connection with his service to Texhoma as a Director and/or in any executive capacity which he may hold; and/or if LOGI becomes aware of information which would lead a reasonable person to believe that such Director has committed fraud or theft from Texhoma, or a violation of the Securities laws  (each a “Breach of Fiduciary Duty”), this Agreement and the Voting requirement set forth in Section 2 above shall not apply, and LOGI may vote the Shares as it sees fit.

5.           Reservation of Rights.  All other rights and privileges of the Stock shall be reserved to and retained by LOGI.

6.           Term.  This Agreement shall remain in full force and effect as of the date hereof, until June 5, 2009 (the “Term”).

7.           Specific Performance.  Each Party hereto acknowledges that a remedy at law for any breach or attempted breach of terms and provisions of this Agreement may be inadequate, and such Parties therefore agree that the non-breaching party shall be entitled to specific performance and injunctive and other equitable relief in the event of any such breach or attempted breach.

8.           Successors and Assigns.  This Agreement shall be binding upon LOGI and its respective heirs, legal representatives, successors and assigns.

9.           Waiver.  The wavier by either party to this Agreement of a breach or violation or any provision hereof shall not operate as or be construed to be a waiver of any subsequent breach hereof.

10.           Governing Law.  This Agreement shall be interpreted in accordance with the laws of the State of Texas.  In the event of a dispute concerning this Agreement, the parties agree that venue lies in a court of competent jurisdiction in Harris County, Texas.

11.           Headings; Gender.  The paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.  All references in this Agreement as to gender shall be interpreted in the applicable gender of the parties.

        Voting Agreement with LOGI
        Regarding the Common Stock of
        Texhoma Energy, Inc.

12.           Severability.  In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.           Amendment.  No modification, amendment, addition to, or termination of this Agreement, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and singed by all the parties hereto.

14.           Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed to another Party shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

15.           Entire Agreement.  This Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understanding or written or oral agreements between the parties respecting the subject matter hereof.

[Remainder of page left intentionally blank.  Signature page follows.]

        Voting Agreement with LOGI
        Regarding the Common Stock of
        Texhoma Energy, Inc.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date set forth above.

Lucayan Oil and Gas Investments, Ltd.	14,174,000 Shares of Common Stock

/s/ Max Maxwell
By: Max Maxwell
Its: Director

Texhoma Energy, Inc.

/s/ William M. Simmons
By: William M. Simmons
It: President

        Voting Agreement with LOGI
        Regarding the Common Stock of
        Texhoma Energy, Inc.